Exhibit 10.10.1

CHART INDUSTRIES, INC.

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement (“Agreement”) dated February 26, 2008 by and between Chart Industries, Inc. (the “Company”) and Michael F. Biehl (“Executive”) is effective January 1, 2009.

WITNESSETH:

WHEREAS, the Company desires to bring the Agreement into documentary compliance with the final rules governing nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Department regulations promulgated thereunder, and to make other changes it deems necessary or advisable; and

WHEREAS, the parties reserved the right to amend the Agreement pursuant to Section 13.c thereof.

NOW, THEREFORE, pursuant to Section 13.c of the Agreement, and effective as of January 1, 2009, the parties hereby amend the Agreement as follows:

1. Section 9.b of the Agreement is deleted in its entirety and the following Section 9.b is substituted in lieu thereof:

“b. All determinations required to be made under this Section 9, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a reduction in the Payment is to be made and the amount of such Excess Amount, if any, shall be made by a nationally recognized accounting firm proposed by the Company and reasonably acceptable to Executive (which accounting firm shall be the “Accounting Firm” hereunder). The Company or Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the Date of Termination, if applicable, and any other time or times as may be requested by the Company or Executive. The Company shall pay Executive’s payments under Section 8 hereof, as reduced or not reduced pursuant to the final determination of the Accounting Firm and Subsection 9(a) above, no later than the time otherwise required hereunder. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish the Company and Executive an opinion that Executive has substantial authority not to report any Excise Tax on Executive’s federal, state or local income or other tax return.”

2. Section 13.g of the Agreement is deleted in its entirety and the following Section 13.g is substituted in lieu thereof:

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“g. Set-Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates (the “debt”), where such debt is incurred in the ordinary course of the service relationship between Executive and the Company, the entire amount of reduction in any of the Company’s taxable years does not exceed $5,000 and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from Executive. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment.”

3. Sections 13.o and 13.p of the Agreement are deleted in their entirety and the following Sections 13.o and 13.p are substituted in lieu thereof:

“o. Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s Termination of Employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Termination of Employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s Termination of Employment with the Company (or the earliest date as is permitted under Section 409A of the Code), (ii) any reimbursements provided under the Agreement, including, but not limited to, in Sections 2.c, 8.a.(iii)(C) and 13(p), shall be made no later than the end of Executive’s taxable year following Executive’s taxable year in which such expense was incurred; in addition, the amounts eligible for reimbursement, or in-kind benefits to be provided, during any one taxable year under this Agreement may not affect the expenses eligible for reimbursement in any other taxable year under this Agreement, and (iii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board or any duly authorized committee thereof, that does not cause such an accelerated or additional tax or result in an additional cost to the Company. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 13(o); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

p. Enforcement Costs. The Company is aware that upon the occurrence of a Change in Control the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation or arbitration seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Executive not be required to incur the expenses associated with the enforcement of Executive’s rights under this Agreement by litigation, arbitration or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder, nor be bound to negotiate any settlement of Executive’s rights hereunder under threat of incurring such expenses. Accordingly, if at any time following a Change in Control, it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation, arbitration or other legal action designed to deny, diminish or recover from Executive the benefits intended to be provided to Executive hereunder, and Executive has complied with all of Executive’s obligations under Sections 10 and 11, then the Company irrevocably authorizes Executive from time to time to retain counsel of Executive’s choice at the expense of the Company as provided in this Section 13(p) to represent Executive in connection with the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. The Company’s obligations under this Section 13(p) shall not be conditioned on Executive’s success in the prosecution or defense of any such litigation, arbitration or other legal action. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided shall be paid or reimbursed to Executive by the Company on a regular, periodic basis no later than 30 days after presentation by Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum of $250,000 per year for each of the two years following the year in which the Change in Control occurs, provided that Executive presents such statement(s) no later than 30 days prior to the end of Executive’s taxable year following the year in which such expenses were incurred. Notwithstanding the foregoing, this Section 13(p) shall not apply at any time unless a Change in Control has occurred.”

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

CHART INDUSTRIES, INC. (“Company”)		MICHAEL F. BIEHL (“Executive”)

By:	/s/ Mark H. Ludwig	/s/ Michael F. Biehl
Name:	Mark H. Ludwig
Title:	Vice President – Human Resources

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